Exhibit 22
List of Subsidiary Guarantors and Issuers
of Guaranteed Securities

As of December 31, 2021, the following entities guarantee the notes issued by ONEOK, Inc. (the “ONEOK Notes”) and ONEOK Partners, L.P. (the “ONEOK Partners Notes”).

Entity	Jurisdiction of Incorporation or Organization	ONEOK Notes	ONEOK Partners Notes
ONEOK, Inc.	Oklahoma	Issuer	Guarantor
ONEOK Partners, L.P.	Delaware	Guarantor	Issuer
ONEOK Partners Intermediate Limited Partnership	Delaware	Guarantor	Guarantor

As of December 31, 2021, the ONEOK Notes consisted of the following securities:

Issued under the Indenture dated as of September 24, 1998
6-7/8% Debentures due 2028
Issued under the Indenture dated as of December 28, 2001
6.00% Notes due 2035
Issued under the Indenture dated as of January 26, 2012
7.50% Notes due 2023
2.75% Notes due 2024
2.200% Notes due 2025
5.850% Notes due 2026
4.000% Notes due 2027
4.55% Notes due 2028
4.35% Notes due 2029
3.40% Notes due 2029
3.100% Notes due 2030
6.350% Notes due 2031
4.950% Notes due 2047
5.20% Notes due 2048
4.45% Notes due 2049
4.500% Notes due 2050
7.150% Notes due 2051

As of December 31, 2021, the ONEOK Partners Notes consisted of the following securities:

Issued under the Indenture dated as of September 25, 2006
3.375% Senior Notes due 2022
5.000% Senior Notes due 2023
4.90% Senior Notes due 2025
6.65% Senior Notes due 2036
6.85% Senior Notes due 2037
6.125% Senior Notes due 2041
6.200% Senior Notes due 2043